Exhibit 21.1

Charter Financial Corporation

Subsidiaries of the Registrant

Name	Place of Incorporation	Date
CharterBank	Federally Chartered	2001

Charter Insurance Company	Hawaii	2000

Charter Investments, Inc. (subsidiary of CharterBank) dissolved 2003	Georgia	2000